Exhibit 99.1

Blue Owl Technology Finance Corp. Announces Intention to List on the New York Stock Exchange

OTF to become largest publicly traded technology-focused BDC by total assets upon listing

NEW YORK — June 3, 2025 — Blue Owl Technology Finance Corp. (“OTF” or the “Company”), a leading business development company (“BDC”) focused on investing in U.S. upper middle-market technology companies, announced today that it intends to list the Company’s shares of common stock on the New York Stock Exchange (“NYSE”). Subject to market conditions, the Company anticipates that its shares of common stock will commence trading on the NYSE on or about June 12, 2025 under the ticker symbol “OTF”.

The senior management team of Blue Owl Technology Finance Corp. includes Craig W. Packer, Chief Executive Officer and Director; Erik Bissonnette, President; and Jonathan Lamm, Chief Financial Officer.

The Company will hold a conference call on Wednesday, June 4, 2025, at 9:00 a.m. Eastern Time to provide additional details regarding the anticipated listing.

Craig W. Packer, Chief Executive Officer of OTF said, “Upon listing, OTF will become the largest, publicly traded software lending BDC, representing a significant milestone for the Blue Owl Credit platform. Our innovative investment strategy in this vertical has been a success, and we believe the conditions are right to bring OTF to the public market as we seek to create long-term value for shareholders.”

“OTF has delivered strong portfolio performance, excellent credit quality and attractive returns to shareholders, and we expect to build on that as a public company,” said Erik Bissonnette, President of OTF. “Software lending will continue to be the foundation of OTF’s portfolio as a public company, and our conviction in the growing, resilient software asset class remains strong.”

Distributions Declared

The Company’s Board of Directors (the “Board”) declared regular dividend of $0.35 per share for the second quarter of 2025 for stockholders of record as of June 30, 2025, payable on or before July 15, 2025.

In connection with the listing, the Board declared five special dividends of $0.05 per share, payable on a quarterly basis to shareholders of record in accordance with the following schedule.

Declaration Date	Record Date	Payment Date	Amount Per Share
6/2/2025	9/22/2025	10/7/2025	$0.05
6/2/2025	12/23/2025	1/7/2026	$0.05
6/2/2025	3/23/2026	4/7/2026	$0.05
6/2/2025	6/22/2026	7/7/2026	$0.05
6/2/2025	9/21/2026	10/6/2026	$0.05

Share Repurchase Program

In connection with the listing, the Company’s Board approved a repurchase program under which up to $200 million of outstanding common stock may be repurchased. Under the program, purchases may be made at management’s discretion from time to time in open-market transactions, in accordance with all applicable securities laws and regulations.

The program is expected to be in effect for 18-months from the listing of the Company’s common stock or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares.

Waiver of Transfer Restrictions

In connection with the listing, the Board has waived the transfer restrictions contained in the Company’s amended and restated articles of incorporation (the “Charter”) with respect to 23,256,814 shares of the Company’s common stock. The Charter provides for the balance of shares to be released in three equal tranches on the following schedule:

•	180 days after the listing (the “First Lock-Up Period”);

•	270 days after the listing (the “Second Lock-Up Period”); and

•	365 days after the listing (the “Third Lock-Up Period”).

Upon listing, a pro rata portion of OTF common stock held by each shareholder will be released from each of the First, Second and Third Lock-Up Periods. The released shares will account for 5% of each shareholder’s position and will be freely tradeable once trading commences on the NYSE.

Expense Support

$5.0 million of fees and expenses associated with the listing will be reimbursed by OTF’s adviser, Blue Owl Technology Credit Advisors LLC.

Advisors

BofA Securities, J.P. Morgan, Keefe Bruyette & Woods, A Stifel Company, RBC Capital Markets and Truist Securities. are serving as lead advisors to the Company in connection with its proposed listing.

CONFERENCE CALL AND WEBCAST INFORMATION

A conference call to discuss additional details of OTF’s listing will be broadcast live on June 4, 2025 at 9:00 a.m. Eastern Time on the Company’s website at www.BlueOwlTechnologyFinance.com. Please visit the website to test the connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: (877) 407-8629

•	International: +1 (201) 493-6715

All callers will need to reference “Blue Owl Technology Finance” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so the respective participants name and company information can be collected.

Replay Information

An archived replay will be available, via a webcast link, on OTF’s website for one year, and via the dial-in numbers listed below for 14 days:

•	Domestic: (877) 660-6853

•	International: +1 (201) 612-7415

•	Access Code: 13753939

Additional information including SEC filings and the investor presentation can be found at the Company’s website, www.BlueOwlTechnologyFinance.com.

ABOUT BLUE OWL TECHNOLOGY FINANCE CORP.

Blue Owl Technology Finance Corp. (“OTF”) is a specialty finance company focused on making debt and equity investments to U.S. technology-related companies, with a strategic focus on software. As of March 31, 2025, OTF had investments in 181 portfolio companies with an aggregate fair value of

$12.1 billion. OTF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OTF is externally managed by Blue Owl Technology Credit Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and part of Blue Owl’s Credit platform.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about OTF, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond OTF’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in OTF’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which OTF makes them. OTF does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

BDC Investor Relations

Michael Mosticchio

credit-ir@blueowl.com

Media Contact:

Prosek Partners

Josh Clarkson

pro-blueowl@prosek.com

3